Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Harold Sohn	303-460-2266, hsohn@ball.com

Ball Corporation Completes Acquisition of
U.S. and Argentinean Operations of U.S. Can Corp.

BROOMFIELD, Colo., March 27, 2006—Ball Corporation [NYSE:BLL] today completed its acquisition of the United States and Argentinean operations of U.S. Can Corporation, adding to Ball’s portfolio of packaging products and making Ball the largest supplier in the U.S. of aerosol cans, primarily for food and household products.
Ball acquired 10 manufacturing plants in seven states and two plants in Argentina. The operations have sales of approximately $600 million, employ 2,300 people and produce more than two billion steel aerosol containers annually. In addition to aerosol cans, the acquired operations produce paint cans, plastic containers and custom and specialty cans.
Ball announced early this month that it had hired can industry veteran Michael W. Feldser to head up the acquired U.S. Can operations. He will be president of Ball’s aerosol & specialty packaging division.
“We are pleased to have this acquisition closed so the integration process can begin,” said R. David Hoover, president and chief executive officer. “We have a track record for successful integration of acquired businesses, and we intend to build on that record.”
Today Ball announced that the former U.S. Can headquarters in a leased building in Lombard, Ill., will be closed. Functions that had been performed there will be transferred to Ball offices near Denver, moved to a plant in Elgin, Ill., that is part of the acquisition or in certain cases eliminated. The number of U.S. Can employees who will receive employment opportunities with Ball will be determined in the coming weeks, based upon anticipated needs, interest in relocation and other factors as the integration process continues.

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“We will implement plans to welcome new employees, meet with customers and suppliers and begin to realize the synergy savings we are certain exist and to identify others,” Hoover said. “We expect to realize consolidation opportunities in the future as we fully integrate the people and plants into Ball. Closing the former headquarters is a first step and should help facilitate the integration process. We believe this is a business that will benefit considerably from being a part of a larger packaging organization, and that our existing packaging businesses will benefit from having them as part of Ball.”
Raymond J. Seabrook, senior vice president and chief financial officer, said the refinancing of the U.S. Can debt was accomplished at significantly lower rates through the issue by Ball of a new series of senior notes and an increase in bank debt under new facilities that were put in place in the fourth quarter of 2005.
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp. Ball reported 2005 sales of $5.8 billion. With the addition of the employees from U.S. Can, Ball employs 15,400 people worldwide.

Forward-Looking Statements
This news release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of same and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including in Exhibit 99.2 in our Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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